Exhibit 3.79

Exhibit 3.79

LIMITED LIABILITY COMPANY AGREEMENT OF

WESTMORELAND CANADA LLC

A DELAWARE LIMITED LIABILITY COMPANY EFFECTIVE AS OF APRIL 4, 2014

Westmoreland Coal Company, the sole member of Westmoreland Canada LLC, a limited liability company organized pursuant to the Act (the “Company”), hereby declares the following writing and any amendments thereto to be the “Limited Liability Company Agreement” of the Company within the meaning of the Act:

ARTICLE I. DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

1.1 Act. The Delaware Limited Liability Company Act, as amended.

1.2 Additional Member. A Member other than the Initial Member who has acquired a

Membership Interest from the Company or from the Initial Member.

1.3 Admission (Admit). The act by which the transferee of a Membership Interest or an Additional Member becomes a Member of the Company.

1.4 Agreement. This Limited Liability Company Agreement as originally executed and as amended from time to time.

1.5 Capital Contribution. The cash, cash equivalents or agreed fair market value of Property that a Member contributes to the Company, net of any liabilities secured by such contributed Property that the Company is considered to have assumed or taken subject to.

1.6 Certificate. The Certificate of Formation as filed with the Secretary of State of

Delaware pursuant to the Act and as amended from time to time.

1.7 Code. The Internal Revenue Code of 1986, as amended, and any successor statute thereof.

1.8 Company. Westmoreland Canada LLC, a limited liability company formed under the Act, and any successor limited liability company.

1.9 Distribution (Distribute). A transfer of Property to a Member on account of a

Membership Interest.

1.10 Disposition (Dispose). Any Transfer or any mortgage, pledge, grant, hypothecation, or other transfer as security or encumbrance.

1.11 Manager. One or more managers. Specifically, “Manager” shall mean any of the

Persons set forth in Section 7.2 or any other Person that succeeds such Person in that capacity.

1.12 Member. The party who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members.

1.13 Membership Interest. A Member’s entire interest in the Company including such Member’s share of one or more of the profits, losses, and Distributions pursuant to this Agreement and the Act and such other rights and privileges that the Member may enjoy by being a Member including such Member’s right to participate in the management or affairs of the Company pursuant to this Agreement and the Act.

1.14 Person. Any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person” where the context so permits.

1.15 Proceeding. Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator or governmental agency may enter a judgment, order, decree or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator or governmental agency.

1.16 Property. Any property, real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

1.17 Reorganization. The merger or conversion of the Company, the sale or other disposition of all or substantially all of the assets of the Company (other than to a Person which is wholly-owned by the Company), the sale or other disposition of all or substantially all of the

Membership Interests, or any other transaction pursuant to which one or more Persons acquire all or substantially all of the assets of, or Membership Interests in, the Company in a single or series of related transactions. The term “Reorganization” shall not include a merger or conversion of the Company into another type of Person, provided that such Person has the same owners as the Company and that such owners have substantially similar rights to those held immediately before such merger or conversion.

1.18 Secretary of State. The Secretary of State of Delaware.

1.19 Transfer. Any sale, assignment, conveyance, exchange or other absolute transfer (including Dispositions by operation of law) but not including any mortgage, pledge, grant, hypothecation or other transfer as security or encumbrance except with respect to an absolute transfer in payment or by way of foreclosure of the obligation secured by such mortgage, pledge, grant, hypothecation or other security or encumbrance.

1.20 Taxing Jurisdiction. Any state, local or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

ARTICLE II. FORMATION

2.1 Organization. On April 2, 2014, Marilyn R. Moll formed a Delaware limited liability company by causing the Certificate to be delivered to the Secretary of State for filing in accordance with and pursuant to the Act. The Company and the Member hereby forever discharge the filer, and the filer shall be indemnified by the Company and the Member, from and against any expense or liability actually incurred by the filer by reason of having been the filer of the Company.

2.2 Effect of Inconsistencies with Applicable Law. It is the express intention of the Member that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a nonwaivable provision of applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under applicable law. If applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and the Managers shall be entitled to rely on the provisions of this Agreement, and the Member and the Managers shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

2.3 Name. The name of the Company is Westmoreland Canada LLC, and all business of the Company shall be conducted under that name or under any other name determined by the Member, but in any case, only to the extent permitted by applicable law.

2.4 Existence. The Company shall have perpetual existence and shall continue until dissolved in accordance with this Agreement.

2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Managers may, from time to time, change the registered agent or office through appropriate filings and appropriate payment of fees to the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be. If the Managers shall fail to designate a replacement registered agent or change of address of the registered office, the Member may designate a replacement registered agent or file a notice of change of address.

2.6 Principal Office. The principal office of the Company shall be located at 9540

South Maroon Circle, Suite 200, Englewood, CO 80112. The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable.

ARTICLE III. NATURE OF BUSINESS

The Company may carry on any lawful business, purpose or activity except as prohibited by the Act. The Company shall have the authority to do all things necessary or convenient to accomplish such business, purpose or activity.

ARTICLE IV. ACCOUNTING AND RECORDS

4.1 Records to be Maintained. The Managers and officers shall maintain the records required by the Act to be maintained at the principal office.

4.2 Method of Accounting. The records of the Company shall be maintained on the method of accounting determined from time to time by the Managers.

ARTICLE V.

NAME AND ADDRESS OF THE MEMBER

The name and address of the Member is: Westmoreland Coal Company

9540 South Maroon Circle, Suite 200, Englewood, CO 80112

ARTICLE VI.

RIGHTS AND DUTIES OF THE MEMBER

6.1 Consent of the Member. At any time that the Company only has one Member, the affirmative consent (regardless of whether written, oral or by course of conduct) of the Member shall constitute “written consent of all members” for purposes of the Act, except to the extent that a nonwaivable provision of the Act requires that such consent be in writing, in which case the written consent of the Member shall constitute the “written consent of all the members.”

6.2 Liability of Member and Managers. Neither the Member nor the Managers shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member or Managers for liabilities of the Company.

6.3 Indemnification. The Company shall indemnify the Member and the Managers for any and all costs, losses, liabilities and damages paid or accrued by the Member or Managers in connection with the business of the Company to the fullest extent provided or allowed by the laws of the State of Delaware. In addition, the Company may indemnify any other employee or other agent of the Company. The Company may, as determined by the Member, advance costs of defense of any Proceeding to the Member, a Manager or any other agent upon receipt of an undertaking (which need not be secured) by or on behalf of the Member, a Manager or agent to repay such amount if it shall ultimately be finally determined by a court of competent jurisdiction and not subject to appeal, that the Member, Manager or agent, respectively, is not entitled to be indemnified by the Company as authorized hereunder.

6.4 Conflicts of Interest.

(a) The Member, Managers and officers shall be entitled to enter into transactions on their own behalf that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the

Member and the Managers may enter into transactions that are similar to the transactions into which the Company may enter.

(b) A Member, Manager or officer does not violate a duty or obligation owed to the Company merely because the Member’s, Manager’s or Officer’s conduct furthers the Member’s, Manager’s or officer’s own interest. A Member, Manager or officer may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company, and such Member, Manager or officer shall have the same rights and obligations with respect to any such matter as those of a Person who is not a Member, Manager or officer, subject to other applicable law. No transaction with the Company shall be voidable solely because the Member, a Manager or an officer has a direct or indirect interest in the transaction.

ARTICLE VII. MANAGEMENT AND AUTHORITY

7.1 Management. The business and affairs of the Company shall be managed by its Managers. The number of Managers shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. If at any time there is no appointed Manager, the Member shall also serve as the Manager. The Member hereby sets the number of Managers at three.

7.2 Appointment, etc. of Managers. The Member shall appoint the Managers of the Company. The Member hereby appoints Kevin A. Paprzycki, Joseph E. Micheletti and Jennifer S. Grafton shall serve as the Managers of the Company until such time that they resign or are removed from office by the Member. Each Manager shall hold office until such Manager resigns or is removed pursuant to this Section 7.2. In the event a Manager resigns or is removed, a new Manager shall be appointed by the Member. Managers need not be residents of Delaware or Members.

7.3 Powers of the Managers. Except as otherwise limited in this Agreement, the Managers shall have exclusive right to manage the business of the Company and to make all decisions regarding the business of the Company. The Managers shall carry out the policies, directions, orders and resolutions of the Member in the manner described in this Agreement and as authorized and directed by the Member from time to time. To the extent not inconsistent with the Act, the Certificate or the express provisions of this Agreement, each of the Managers shall have the same rights, powers and authority with respect to the Company. The Managers may delegate prescribed functions to any officer, employee, agent or consultant. Unless authorized to do so by this Agreement or by the Manager, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose.

7.4 Action by Managers. Unless otherwise expressly provided by the Act, the Certificate, or the terms of this Agreement, each Manager shall be entitled to exercise all powers set forth in this Article VII and to take any action on behalf of the Company that the Managers are authorized to take pursuant to the Act, the Certificate or this Agreement. Unless otherwise

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expressly provided by the Act, the Certificate, or the terms of this Agreement, the signature of one Manager shall be required on any documents executed and delivered by the Company.

7.5 Reliance by Other Persons. Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager in taking any action in the name of the Company.

7.6 Compensation of the Managers. The Managers shall be reimbursed for all reasonable expenses incurred in managing the Company and may be compensated, in an amount to be determined from time to time by the Member.

7.7 Manager’s Duty of Care. The Managers’ duty of care in the discharge of their duties to the Company is limited to refraining from engaging in fraudulent, grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. In discharging their duties, the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements made by any of its agents, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who or which has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to the Member might properly be paid.

7.8 Officers. The Member or Managers may from time to time appoint officers of the Company with such titles as they may elect, to act on behalf of the Company with such power and authority as the Managers may delegate in writing to any such person. Without limitation, the officers of the Company may consist of a President, one or more Vice Presidents, a Secretary and an Assistant Secretary. The same individual may simultaneously hold more than one office.

7.9 Appointment of Officers. All officers of the Company shall be appointed by the Member or the Managers and shall serve until their removal, resignation, death, disability or withdrawal from the Company. The Member hereby appoints the following individuals to serve as officers of the Company:

President and Treasurer: Kevin A. Paprycki

Vice President and Secretary: Jennifer S. Grafton

7.10 Removal of Officers. Any officer may be removed with or without cause by the

Member or Managers.

7.11 Duties of Officers. Each officer appointed by the Member or Managers shall have such power and authority as the Member or the Managers may delegate in writing to such officer.

ARTICLE VIII. CONTRIBUTIONS

The Member may, but shall not be obligated to, make Capital Contributions.

ARTICLE IX. DISTRIBUTIONS

Except to the extent prohibited by the Act, the Company may make Distributions as determined by the Member from time to time.

ARTICLE X.

TAXES

10.1 Elections. The Managers may make any tax elections for the Company allowed under the Code or the tax laws of any Taxing Jurisdiction.

10.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, the Member shall submit an agreement indicating that the Member shall make timely income tax payments to the Taxing Jurisdiction and that the Member shall accept personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, interest and penalty determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of the Member shall be treated as a Distribution for purposes of Article X.

ARTICLE XI.

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

11.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. In the event of the Transfer of less than all of the Member’s Membership Interest, the transferee shall be Admitted on such terms and conditions as the Member and the Additional Member shall agree upon. In the event of the Transfer of the Member’s entire Membership Interest, the transferee shall succeed to all the Member’s rights under this Agreement and shall be automatically Admitted as of the date of such Transfer.

11.2 Admission of Additional Members. The Company may, to the extent and on the terms determined by the Member, Admit Additional Members and determine the Capital Contributions, rights and duties of such Additional Members.

ARTICLE XII. DISSOLUTION AND WINDING UP

12.1 Dissolution. The Company shall be dissolved and its affairs wound up (a) at the time determined by the Managers or the Member or (b) upon the occurrence of any other event that, under the Act, would cause the dissolution of the Company or that would make it unlawful for the business of the Company to be continued. The bankruptcy or dissolution of the Member or the Transfer of any or all of the Membership Interests shall not result in the dissolution of the Company.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the business and affairs of the Company. The Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has been filed with the Secretary of State.

12.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the

Company Property shall be distributed:

(a) To creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof);

(b) To the setting up of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

Managers.

(c) To the Member in cash or Property, or partly in both, as determined by the

12.4 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property and assets of the Company have been distributed to the Member. Upon the completion of winding up of the Company, any filing required by the Act shall be delivered to the Secretary of State for filing.

ARTICLE XIII. AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument adopted and executed by the Member.

ARTICLE XIV. MISCELLANEOUS PROVISIONS

14.1 Entire Agreement. This Agreement represents the entire limited liability company agreement governing the relationship between the Member and the Company and supersedes all prior agreements, arrangements and understandings relating to its subject matter.

14.2 Rights of Creditors and Third Parties Under this Agreement. This Agreement is adopted by the Member for the exclusive benefit of the Company, its Member and their heirs, successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

14.3 Miscellaneous. The internal laws of the State of Delaware will govern this Agreement and the construction of any of its terms. All pronouns (and any variation) will be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require or permit. The words “and” and “or” shall include the conjunctive and disjunctive, as the context may require or permit. The word “include” (and any variation) shall mean “including, without limitation.”

IN WITNESS WHEREOF, the Member executes this agreement as of the date first set forth above.

COMPANY:

WESTMORELAND CANADA LLC

a Delaware limited liability company

By:

Jennifer S. Grafton

Manager, Vice President and Secretary

MEMBER:

Westmoreland Coal Company

By:

Jennifer S. Grafton

General Counsel and Secretary

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